EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the "Agreement"), effective as of January 30, 2006 (the "Effective Date"), between MOD-PAC CORP, a New York corporation with offices at 1801 Elmwood Avenue Buffalo, New York 14207-2496  (the "Company"), and DAVID B. LUPP, an individual residing at 159 Plantation Court, East Amherst, New York 14051 ("Executive").

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms specified herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth and intending to be legally bound hereby, the parties hereto do mutually agree as follows:

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1.  Employment.  The Company agrees to and does hereby employ Executive to perform services for the Company as its Vice President of Finance and Chief Financial Officer, and Executive accepts such employment, all upon the terms and conditions hereinafter set forth.

2.  Term and Renewal.  The term of Executive's employment, upon and subject to the terms and conditions of this Agreement, shall continue until such time as it is terminated pursuant to Section 10 below (hereinafter referred to as the "Employment Period").  Executive’s employment with the Company is “at-will” and either party may terminate this Agreement at any time upon written notice to the other party, subject to the restrictions and payments referred to herein.

3.  Duties and Services.  During the Employment Period, Executive shall be employed on a full-time basis as Vice President of Finance and Chief Financial Officer of the Company. Executive shall devote his full business attention, knowledge, experience skill and best endeavors to the business of the Company faithfully and industriously.  Executive shall perform such duties as are customarily performed by the chief financial officer of a public company and as shall be established by the Company’s Board of Directors and Company By-Laws. The performance of Executive's duties hereunder shall all be subject to the direction of the Company's President, to whom Executive shall report.

4.  Compensation. During the Employment Period, the Company shall pay Executive, subject to all applicable tax withholdings and deductions, as payment for services rendered by him a base salary of One Hundred Ninety Thousand Dollars ($190,000) per annum.  Executive’s base salary shall be payable ratably in installments on the Company’s customary paydays in accordance with the normal payroll practices of the Company and subject to annual upward adjustment in the sole discretion of the Compensation Committee of the Board of Directors of the Company.  Executive shall also be eligible to receive annual performance bonus compensation and long term incentives in the sole discretion of the Compensation Committee of the Board of Directors of the Company.

5. Employee Benefits, Holidays and Vacation.  During the Employment Period, Executive shall be entitled to participate in all health insurance and profit sharing benefit plans and to other employment benefits, including holiday and vacations, generally made available to all executive employees of the Company.

6.  Non-Competition and Non-Solicitation. During the Employment Period and thereafter for a period of six months or for as long as Executive is receiving severance pay pursuant to Section 10 below, whichever time period is longer, Executive will not, directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, employee, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever that competes directly with the Company, in any line of business engaged in (or, to the knowledge of Executive, planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any publicly-traded competitor corporation, so long as Executive’s direct holdings in any one such corporation will not in the aggregate constitute more than five percent (5%) of the voting stock of such corporation. Executive further hereby covenants that for the period of 24 months following the Employment Period, he will not:

(a) solicit, attempt to solicit, induce, encourage or otherwise directly or indirectly cause or attempt to cause any customer to cease doing business with the Company or to reduce the volume of business it is doing with the Company;

(b) employ or attempt to employ any employee of the Company, or induce any employee of the Company to leave the employ of the Company; or

(c) disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company and any person who was a contractor, supplier or employee of the Company at any time during the Employment Period.

7.  Confidential Information.  All confidential information which Executive may now possess, may obtain during the Employment Period, or may create prior to the end of the Employment Period or otherwise relating to the business of the Company or of any client or identifiable potential client of the Company, shall not be published, disclosed, divulged, or made accessible by Executive to any other person, firm, or corporation or otherwise used by Executive either during or after the termination of his employment (except during the Employment Period in the business and for the benefit of the Company) in each case without prior written permission of the Company, unless compelled by judicial process to do so (in which case Executive will notify the Company promptly upon Executive becoming aware that such disclosure may be compelled, so that the Company will have the opportunity to challenge such compelled disclosure).  Executive shall return all copies or other tangible evidence of such confidential information to the Company prior to or at the termination of his employment.

8.  Proprietary Intellectual Property.  All proprietary intellectual property, including ideas, discoveries, inventions and improvements, whether patentable or not, designs, formulae, processes, programs, copyrights, trademarks, trade names and service marks, conceived, developed, acquired, reduced to practice or otherwise possessed by Executive, alone or in conjunction with others during the Employment Period, whether during normal business hours or thereafter, relating to the Company’s business shall be deemed “work for hire”.  Executive shall fully and promptly disclose such intellectual property to the Company and, if requested, shall execute all instruments and papers, and perform all acts whatsoever necessary or desired by the Company to vest in the Company and assign to the Company all right, title and interest therein and to enable the Company, its successors and assigns to secure and enjoy the full benefits and advantages thereof.

9.  Enforcement.  Executive acknowledges and agrees that a breach by him/her of the provisions of this Agreement, including without limitation the provisions of Section 6 through Section 8 hereof, will cause the Company irreparable injury and damage.  Executive therefore expressly agrees that the Company shall be entitled to any injunctive and/or other equitable relief to prevent or otherwise restrain a breach of this Agreement granted by any court of competent jurisdiction.

10.  Consequences of Involuntary Termination Without Cause or Voluntary Termination for Good Reason.

(a) In the event Executive’s employment is terminated by the Company without Cause (as defined below), or by Executive for Good Reason (as defined below), at any time during the Employment Period, Executive shall be entitled to continue to receive as severance pay his then current base salary, for a period of eight months from the date of termination plus, an additional one month thereafter for every full year he has been employed by the Company through the date of termination (the “Severance Period”).  In no event shall the Severance Period exceed twelve months from the date of termination. During Severance Period, Executive will be eligible to continue to participate in the Company’s Flex Benefits program under the terms and conditions that were in effect on the termination date. Executive will be eligible to receive a pro-rated bonus payment for the portion of the then-current year that Executive was employed prior to termination; such bonus to be paid at the same time that the Company pays bonuses for all employees for such fiscal year. The Company will provide Executive with outplacement services for a period of six months following termination of a type appropriate for Executive’s position. Severance benefits shall be subject to all applicable tax withholdings and deductions.

(b) In the event Executive’s employment is terminated without “Cause” by the Company at any time within eighteen months following the effective date of a “Change in Control” (as defined below), Executive shall be entitled to receive as severance pay 140% of his then current base salary (grossed up for perquisites) for a period of one year from the date of termination. For a period of one year from the date of termination, Executive will also be eligible to continue to participate in the Company’s Flex Benefits program under the terms and conditions that were in effect on the termination date. In addition, Executive will be eligible to receive a pro-rated bonus payment for the portion of the then-current year that Executive was employed prior to termination; such bonus to be paid at the same time that the Company pays bonuses for all employees for such fiscal year. The Company will provide Executive with outplacement services for a period of six months following termination of a type appropriate for Executive’s position. Severance benefits shall be subject to all applicable tax withholdings and deductions.

(c) Prior to the payment of any severance benefits under Section 10 (a) or (b) above,  Executive shall execute a release relating to his employment with the Company relating to all of Executive’s rights and claims in existence with respect to his employment by the Company at the time of such execution. Severance benefits under this Agreement shall terminate immediately if Executive at any time, violates any of the surviving covenants contained in Sections 6, 7 and 8 hereof.  Executive shall be entitled to receive severance benefits under Section 10(a) or 10(b), but shall not receive payments under both provisions even if both apply in the case of Executive’s termination, (e.g., where Executive has “Good Reason” as well as there having been a “Change in Control,” Executive would receive the greater of what he is entitled to under Section 10(a) and 10 (b), but would not receive duplicative severance pay).

For purposes of this Agreement, the following terms shall have the meanings ascribed below:

“Cause” shall mean (i) Executive breaches any obligation imposed upon Executive under or pursuant to this Agreement, and fails to cure such breach within ten (10) calendar days following the date on which the Company delivers to Executive a written notice describing in reasonable detail the alleged breach and the actions required by Executive to cure such breach; (ii) Executive has breached his representation made in Section 20 below; (iii) Executive commits any act or omission constituting fraud, a material misrepresentation, personal dishonesty, or act of gross negligence or gross misconduct in the course of his employment; (iv) Executive substantially fails to perform his duties under this Agreement as assigned by the Company; (v) Executive fails in any material way to follow the lawful directions of the Company with respect to his duties under this Agreement; (vi) the use of alcohol or the illegal use of drugs (including narcotics) by Executive which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which impairs, or could reasonably be expected to impair,  the performance of Executive’s  duties or obligations to the Company; (vii) Executive is arrested, indicted, or formally charged with, or under governmental investigation for an alleged commission (whether before or after the date hereof) of a felony or a crime involving moral turpitude; or (viii) Executive is the subject of a compliant or investigation by a governmental agency for an alleged violation (whether before or after the date hereof) of any statute or regulation (other than minor traffic violations) which has, or could reasonably be expected to have, an adverse impact on the Company’s reputation and standing in the community.

“Good Reason” shall mean that any of the following are undertaken without Executive’s express written consent: (i) a reduction in Executive’s base salary without Executive’s consent, or (ii) a material breach by the Company of any provision of this Agreement that is not cured within ten (10) days following the date on which Executive delivers to the Company a written notice describing in reasonable detail the alleged breach by the Company and the actions that the Company must take to cure such breach; or (iii) a relocation of Executive’s business office to a location more than thirty (30) miles from the location at which Executive performs duties as of the effective date hereof.

 “Change of Control” shall mean (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (other than the stockholders immediately prior to the Change in Control) (ii) any merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or  (iii) any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Company’s assets.

11. Termination Due to Death or Disability.  In the event that Executive dies during the Employment Period, this Agreement shall automatically terminate as of the date of Executive’s death. In the event that Executive is unable to perform his services hereunder by reason of a physical or mental disability (as such term is defined below), this Agreement shall, at the Company’s election given by written notice to the Executive or his successor, terminate on the effective date of such disability.

For the purposes hereof, “disability” shall be deemed to have occurred upon written notice to Executive  (or his committee, guardian or other person, if any, who has then been placed in charge of his affairs) by the Company at any time that Executive shall have been judicially declared incompetent or at any time Executive shall have failed because of illness or incapacity, to render services of the character rendered by him to the Company prior to such illness or incapacity for a period of sixty (60) consecutive days, or for an aggregate period of at least ninety (90) days during the preceding one hundred twenty (120) day period; provided, however, that if within thirty (30) days after such notice Executive effectively resumes and performs such ordinary duties on a regular basis and continues to do so for at least sixty (60) consecutive days, such “disability” shall be deemed cured except that his right to cure may not be exercised more than once in any two year period.  The date of such “disability” shall be deemed to be at midnight, New York time, on the tenth day following the date of such notice.

12. Other Terminations and Consequences Thereof.  In the event that the Executive’s employment with the Company is terminated for any reason other than a termination by the Company without Cause or by Executive for Good Reason, or if it is terminated due to Executive’s death or disability (as described in Section 11 above), this Agreement shall terminate concurrently, subject to Section 13  below, and Executive shall only be entitled to receive his base salary as provided in Section 4 prorated to the date of termination and shall not be entitled to receive severance benefits or any other payments under this Agreement, except that to the extent that Executive is entitled to coverage under federal COBRA law or comparable state law, Executive shall be entitled to maintain such coverage at his own expense.

13.  Survival.  The covenants and agreements contained in Section 6 through Section 9 hereof and the representation and indemnity contained in Section 20 below shall survive termination of this Agreement for a period equal to the shorter of three years from termination or the period, if any, set forth in the respective sections.

14.  Modification.  This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

15.  Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against a receipt therefor, to the party to whom it is to be given at the address of such party set forth in the first paragraph of this Agreement (or to such other address as either party shall have furnished to the other in writing in accordance with the provisions of this Section 15).  Notice to Executive's estate shall be sufficient if addressed to as provided in this Section 15.  Any notice or other communication shall be deemed to be effective given on the date indicated as having been received in the return receipt if mailed and on the date actually received if delivered.

16.  Waiver.  Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement shall not operate as or be construed to be a waiver of any such provision or any other provision under the Agreement.  Any waiver must be in writing.

17.  Binding Effect.  Except as expressly provided herein, Executive's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance, or the claims of Executive's creditors, and any attempt to do any of the foregoing shall be void.  The provision of this Agreement shall be binding upon and inure to the benefit of Executive and his heirs and personal representatives and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

18.  No Third Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

19.

Headings; Governing Law.  The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws.

20.  Executive’s Representation and Indemnity.  Executive represents and warrants that he is free to enter into this Agreement and that his entering into this Agreement (and the performance of his duties hereunder) will not be in violation of any agreement he has entered into with any other person, firm or corporation.  Furthermore, Executive shall indemnify the Company and hold it harmless from and against any and all liabilities, obligations, losses, damages, claims, actions, suits, expenses and disbursements (including legal fees) of any kind and nature whatsoever which may be imposed on, incurred by or asserted at any time against the Company in any way relating to or arising out of any breach by Executive of his representation set forth above. Such indemnity shall survive the termination of this Agreement for three years.

21.  Severability.  In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, will be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by law.  If the covenants contained in Section 6 through Section 8 of this Agreement are held to be unreasonable, arbitrary or against public policy, such covenants will be considered divisible with respect to scope, time and geographic area, and such covenant will be effective, binding and enforceable against Executive to the largest scope, time and geographic area permitted by applicable law.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

MOD-PAC CORP

By: /s/ Daniel G. Keane

      Daniel G. Keane, President

/s/ David B. Lupp

David B. Lupp